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                                                                  EXHIBIT 10.137



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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           CHANNEL 46 OF BOSTON, INC.

                                      AND

                          MASSACHUSETTS REDEVELOPMENT
                           LIMITED LIABILITY COMPANY

                                      FOR

                          TELEVISION STATION WHRC(TV)
                             NORWELL, MASSACHUSETTS


                               SEPTEMBER 27, 1996


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                               TABLE OF CONTENTS
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SECTION 1. DEFINITIONS
     "Assets"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Closing Date"   . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Consents"   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Escrow Agent"   . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Escrow Agreement"   . . . . . . . . . . . . . . . . . . . . . . . .  2
     "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "FCC Licenses"   . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Licenses"   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Purchase Price"   . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Tangible Personal Property"   . . . . . . . . . . . . . . . . . . .  3

SECTION 2. PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . .  3
     2.1    Agreement to Sell and Buy   . . . . . . . . . . . . . . . . .  3
     2.2    Excluded Assets   . . . . . . . . . . . . . . . . . . . . . .  4
     2.3    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . .  4
     2.4    Payment of Purchase Price   . . . . . . . . . . . . . . . . .  5
     2.5    Assumption of Liabilities and Obligations   . . . . . . . . .  5

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . .  6
     3.2    Organization, Standing, and Authority   . . . . . . . . . . .  7
     3.3    Authorization and Binding Obligation  . . . . . . . . . . . .  7
     3.4    Absence of Conflicting Agreements   . . . . . . . . . . . . .  7
     3.5    Governmental Licenses   . . . . . . . . . . . . . . . . . . .  7
     3.6    Title to and Condition of Real Property   . . . . . . . . . .  8
     3.7    Title to and Condition of Tangible Personal Property  . . . .  8
     3.8    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.9    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.10   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.11   Reports   . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.12   Personnel   . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.13   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.14   Claims and Legal Actions  . . . . . . . . . . . . . . . . . .  10

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     3.15     Environmental Matters   . . . . . . . . . . . . . . . . . .  11
     3.16     Compliance with Laws  . . . . . . . . . . . . . . . . . . .  12
     3.17     Conduct of Business in Ordinary Course  . . . . . . . . . .  12
     3.18     Transactions with Affiliates  . . . . . . . . . . . . . . .  13
     3.19     Broker  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.20     Full Disclosure   . . . . . . . . . . . . . . . . . . . . .  13

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . .  14
     4.1      Organization, Standing, and Authority   . . . . . . . . . .  14
     4.2      Authorization and Binding Obligation  . . . . . . . . . . .  14
     4.3      Absence of Conflicting Agreements   . . . . . . . . . . . .  14
     4.4      Broker  . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.5      Full Disclosure   . . . . . . . . . . . . . . . . . . . . .  14
     4.6      Qualification as Licensee   . . . . . . . . . . . . . . . .  15

SECTION 5. CONSTRUCTION AND OPERATIONS OF THE STATION PRIOR TO
           CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.1      Generally   . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.2      Contracts   . . . . . . . . . . . . . . . . . . . . . . . .  15
     5.3      Disposition of Assets   . . . . . . . . . . . . . . . . . .  15
     5.4      Encumbrances  . . . . . . . . . . . . . . . . . . . . . . .  15
     5.5      Licenses  . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.6      Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.7      No Inconsistent Action  . . . . . . . . . . . . . . . . . .  16
     5.8      Access to Information   . . . . . . . . . . . . . . . . . .  16
     5.9      Maintenance of Assets   . . . . . . . . . . . . . . . . . .  17
     5.10     Insurance   . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.11     Consents  . . . . . . . . . . . . . . . . . . . . . . . . .  17
     5.12     Books and Records   . . . . . . . . . . . . . . . . . . . .  17
     5.13     Notification  . . . . . . . . . . . . . . . . . . . . . . .  17
     5.14     Compliance with Laws  . . . . . . . . . . . . . . . . . . .  18
     5.15     Financing Leases  . . . . . . . . . . . . . . . . . . . . .  18
     5.16     Preservation of Business  . . . . . . . . . . . . . . . . .  18
     5.17     Personnel Recommendations   . . . . . . . . . . . . . . . .  18

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . .  18
     6.1      FCC Consent   . . . . . . . . . . . . . . . . . . . . . . .  18
     6.2      Control of the Station  . . . . . . . . . . . . . . . . . .  19
     6.3      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . .  19
     6.4      Confidentiality   . . . . . . . . . . . . . . . . . . . . .  19
     6.5      Environmental Audit   . . . . . . . . . . . . . . . . . . .  19
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     6.6      Engineering Study   . . . . . . . . . . . . . . . . . . . .  20
     6.7      Cooperation   . . . . . . . . . . . . . . . . . . . . . . .  20
     6.8      Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . .  20
     6.9      Tax Filings   . . . . . . . . . . . . . . . . . . . . . . .  20
     6.10     Access to Books and Records   . . . . . . . . . . . . . . .  20
     6.11     Appraisal   . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
            AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .  21
     7.1      Conditions to Obligations of Buyer  . . . . . . . . . . . .  21
     7.2      Conditions to Obligations of Seller   . . . . . . . . . . .  22

SECTION 8.  CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . .  23
     8.1      Closing   . . . . . . . . . . . . . . . . . . . . . . . . .  23
     8.2      Deliveries by Seller  . . . . . . . . . . . . . . . . . . .  23
     8.3      Deliveries by Buyer   . . . . . . . . . . . . . . . . . . .  24

SECTION 9.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  25
     9.1      Termination by Seller   . . . . . . . . . . . . . . . . . .  25
     9.2      Termination by Buyer  . . . . . . . . . . . . . . . . . . .  25
     9.3      Rights on Termination   . . . . . . . . . . . . . . . . . .  26

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNIFICATION; CERTAIN REMEDIES   . . . . . . . . . . . . .  27
     10.1     Representations and Warranties  . . . . . . . . . . . . . .  27
     10.2     Indemnification by Seller   . . . . . . . . . . . . . . . .  27
     10.3     Indemnification by Buyer  . . . . . . . . . . . . . . . . .  28
     10.4     Procedure for Indemnification   . . . . . . . . . . . . . .  29
     10.5     Specific Performance  . . . . . . . . . . . . . . . . . . .  30
     10.6     Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . .  30

SECTION 11. MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . .  30
     11.1     Fees and Expenses   . . . . . . . . . . . . . . . . . . . .  30
     11.2     Arbitration   . . . . . . . . . . . . . . . . . . . . . . .  30
     11.3     Notices   . . . . . . . . . . . . . . . . . . . . . . . . .  31
     11.4     Benefit and Binding Effect  . . . . . . . . . . . . . . . .  32
     11.5     Further Assurances  . . . . . . . . . . . . . . . . . . . .  32
     11.6     Governing Law   . . . . . . . . . . . . . . . . . . . . . .  32
     11.7     Headings  . . . . . . . . . . . . . . . . . . . . . . . . .  32
     11.8     Gender and Number   . . . . . . . . . . . . . . . . . . . .  32
     11.9     Entire Agreement  . . . . . . . . . . . . . . . . . . . . .  32

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     11.10      Waiver of Compliance; Consents  . . . . . . . . . . . . .  33
     11.11      Press Release   . . . . . . . . . . . . . . . . . . . . .  33
     11.12      Counterparts  . . . . . . . . . . . . . . . . . . . . . .  33

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                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT is dated as of the 27th day of September, 1996, by and between Channel 46 of Boston, Inc., a Florida corporation ("Buyer"), and Massachusetts Redevelopment Limited Liability Company, a Delaware limited liability company ("Seller").

                                    RECITALS

         A. Seller is the licensee of television station WHRC(TV), Norwell, Massachusetts (the "Station") pursuant to construction permits and licenses issued by the Federal Communications Commission (the "FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Station for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.8 that are specifically designated on Schedule 3.8 as Contracts that are to be assumed by Buyer upon its purchase of the Station, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) time sales contracts entered into by Seller in compliance with Section 5.2.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement, other than the qualification of Buyer as a foreign corporation in the State of Massachusetts and local business licenses applicable directly to Buyer.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the construction, business or operations of the Station, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

          "FAA" means the Federal Aviation Administration.

          "FCC" means the Federal Communications Commission.

          "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

          "FCC Licenses" means all Licenses issued by the FCC in connection with the business or operations of the Station.

          "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests for administrative or judicial review, reconsideration, appeal, or stay have been filed within the time for filing any such requests, and the time for filing any such requests and for the FCC to set aside the action on its own motion have expired.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the FAA, or any other federal, state, or local governmental authorities in connection with the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, other than the qualification of Buyer as a foreign corporation in the State of Massachusetts and local business licenses applicable directly to Buyer.
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                                    - 3 -

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the construction, business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the construction, business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2. PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the assets of Seller used or useful in connection with the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in
Section 2.2 (collectively, the "Assets"), free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) Any rights possessed by Seller to the call signs used in the operation of the Station and the goodwill of the Station, if any;

                 (f) All of Seller's proprietary information, rights to and under any pending application before any federal, state or local governmental authority, including the FCC, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including all of Seller's rights to filings with the FCC relating to the construction, business and operation of the Station;

                 (g) Except as set forth in Section 2.2(d), all choses in action of Seller relating to the Station; and

                 (h) All books and records relating to the construction, business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station.

           2.2 Excluded Assets. The Assets shall exclude the following assets:

                 (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records that pertain to Seller's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements; and

                 (d)      All property and choses in action listed on Schedule
2.2 hereto.

           2.3 Purchase Price. The Purchase Price for the Assets and the covenants of Seller set forth in the Noncompetition Agreement referred to in
Section 6.12 shall be Fifteen Million Dollars ($15,000,000) adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the construction, business or operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under
Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

        2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date.

        2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the construction or operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

        At Closing, Seller shall retain all choses in action listed on Schedule
2.2 hereto and subject to the following sentences, shall retain exclusive control over the conduct of litigation relating to such choses in action. Notwithstanding the foregoing, Buyer and Seller acknowledge that Seller is conveying to Buyer plans and certain real property interests which Seller has in a site located in Bridgewater, Massachusetts (hereinafter, the "Bridgewater Site"). Seller has held a construction permit issued by the FCC for a 1,049-foot tower to be located at the Bridgewater Site, and Seller believes that the site is suitable for such a tower and transmitter facility. However, the parties acknowledge that on September 10, 1996

Seller filed an amendment to that construction permit as described in Section
5.1 and Seller was denied certain local permits needed to construct the tower at the Bridgewater Site. Seller understands that Buyer may elect to proceed with plans to develop the Bridgewater Site as a tower site in the future, and that if Buyer so elects, Buyer will need to obtain the local permits necessary to operate the Station from the Bridgewater Site. As a result, Seller hereby agrees to take at Buyer's expense prior to or following the Closing any and all action that Buyer may reasonably request to assist Buyer in obtaining such local permits, including, without limitation, naming Buyer as an additional plaintiff in the Bridgewater Site litigation, amending or adding a new claim to such litigation, diligently prosecuting any claims or appeals and/or taking any and all other actions relating to such litigation that Buyer may reasonably request in order to facilitate the issuance of the local permits to Buyer as promptly as possible. Nothing contained herein shall prevent Buyer from pursuing any separate actions, claims or proceedings or take any and all other separate actions relating to the Bridgewater Site litigation that Buyer may want to pursue or take in its sole discretion; provided, however, that Buyer shall consult with Seller in advance concerning any such action to be taken by Buyer and shall promptly deliver to Seller copies of all pleadings and other submissions by Buyer to a court or other tribunal in connection with such action. Buyer shall not be required to assume any obligations or liabilities under any litigation as a result of this paragraph and shall not be required to take any actions under any litigation as a result of this paragraph.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

         3.1 Specific Representations. Notwithstanding any other provision of this Agreement or the Escrow Agreement, Seller represents to Buyer that the Station is not operating and has not operated since prior to the time Seller purchased said Station. Seller and its predecessor purchased the Station from the bankruptcy estate of the prior owner, and Seller owns the Station free and clear of all liens, claims, security interests and encumbrances. Seller has caused the filing of an application for construction permit with the FCC and an application for special temporary authority to construct and operate a new antenna transmitter facility for the Station from a tower of 400 feet above mean sea level in height located at West Bridgewater, Massachusetts (the "West Bridgewater Site"). No Licenses are required to operate the Station from the West Bridgewater Site except for local zoning permits and variances for which application has been made, the FCC Licenses described above and a studio transmitter link which Buyer will apply for and pursue diligently. As of the date hereof, the Station has no studio, and the Tangible Personal Property is not alone sufficient to operate a television studio for the Station. Seller has applied for permission from the FCC for the Station to be "dark" as of the date of this Agreement and will continue to apply for or possess such permission up to and including the date of resumption of broadcast operations.
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                                    - 7 -

    3.2 Organization, Standing, and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified as a foreign limited liability company in the State of Massachusetts and is in good standing in the State of Massachusetts. Except as otherwise described herein, Seller has all requisite power and authority (i) to own, lease, or use the Assets as now owned, leased, or used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement, the Escrow
Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the construction or operations of the Station or any of the Assets.

    3.3 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its members.
This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

    3.4 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.4, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party; (ii) will not conflict with any provision of the organizational or charter documents of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

    3.5 Governmental Licenses. Schedule 3.5 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto).
The Licenses have been validly issued and Seller is the authorized legal holder thereof. Except as set forth in Section 3.1, the Licenses listed on Schedule
3.5 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful construction and operation of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would delay or adversely affect such construction and operation. The Licenses are in full force and effect, and the construction and the conduct of the business and operations of the Station are in accordance therewith.
Subject to the requirements of Section 312(g) of the Communications Act of 1934, as amended, Seller has no reason to believe that any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course. No cable system has advised Seller of any copyright indemnity or other prerequisite to cable carriage of the Station's signal, and no cable system has declined or threatened to decline such carriage for any reason other than alleged failure of Seller to deliver a signal of minimally required strength, or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

    3.6 Title to and Condition of Real Property. Schedule 3.6 contains a complete and accurate description of all the Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on
Schedule 3.6 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted, except that the Station has no, studio site. Seller owns no Real Property. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment and Seller has a valid leasehold interest in such leases, free and clear of all liens, mortgages, pledges, claims and encumbrances of any nature whatsoever. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in
Schedule 3.6. Seller has delivered to Buyer true and complete copies of all leases pertaining to the Real Property. All Real Property (including the improvements thereon) (i) to the best of Seller's knowledge, is in good condition and repair consistent with its present use, (ii) except as described in Section 3.1, is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property. To the best of Seller's knowledge, all easements, rights-of-way, and real property licenses have been properly recorded in the appropriate public recording offices.

    3.7 Title to and Condition of Tangible Personal Property. Schedule 3.7 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.7 comprises all material items of tangible personal property necessary to complete construction of and to conduct the business and operations of the Station as now conducted. Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable and liens disclosed on Schedule 3.7 which shall be removed prior to the Closing. Each item of Tangible Personal Property is available for immediate use in the construction, business and operations of the Station. To the best of Seller's knowledge, all items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will be readily usable in operation of the Station in accordance in all material respects with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

    3.8 Contracts. Schedule 3.8 is a true and complete list of all Contracts. Seller has delivered to Buyer true and complete copies of all Contracts. Other than the Contracts listed on Schedule 3.8 and the lack of a lease for a studio site, Seller requires no contract, lease, or other agreement to enable it to complete the construction of and operate the Station in accordance with the Licenses. To the best knowledge of Seller, all of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with. their terms. There is not under any Assumed Contract any default by Seller or any event that, after notice or lapse of time or both, could constitute a default by Seller, and to the best of Seller's knowledge, there is not under any Assumed Contract any default by any other party thereto or any event that, after notice or lapse of time or both, could constitute a default by any other party thereto. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are substantially more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.4, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and subject to obtaining such Consents, such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

    3.9 Consents. Except for the FCC Consent provided for in Section 6.1 and the other Consents described in Schedule 3.4, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station after the Closing as contemplated by this Agreement.

    3.10 Insurance. Schedule 3.10 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the construction or business of the Station. All policies of insurance listed in
Schedule 3. 10 are in full force and effect.  The insurance policies listed in
Schedule 3.10 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. Since Seller has assumed ownership of the Station, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.11 Reports. All returns, reports, and statements that the Station is currently required to file with the FCC or with any other governmental agency have been filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Station have been complied with in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed.
Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

         3.12 Personnel. Seller has not had at any time nor will it have at any time prior to Closing any employees. Seller has not had at any time nor will it have at any time prior to Closing any liability or obligation under any employee benefit plan, pension plan, workers compensation arrangement or any other arrangement or plan relating to employees.

         3.13 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles),with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.14 Claims and Legal Actions. Except for any FCC rulemaking or other proceedings affecting the television broadcasting industry generally, the disclosures set forth in Section 2.5 and the actions listed in Schedule 2.2 to which Seller is a party plaintiff, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership, construction or operation of the Station or otherwise relating to the Assets or the construction, business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of its knowledge, threatened (i) before the FCC relating to the construction, business or operations of the Station other than rulemaking proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the construction, business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the construction, business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

3.15     Environmental Matters.

                 (a) To the best of Seller's knowledge, Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership, construction or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                 (b) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership, construction and operation of the Station (and there is no basis related to the past or present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 (c) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership, construction and operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                 (d) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership, construction and operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                 (e) To the best of Seller's knowledge, after due investigation, Seller has no liability relating to its ownership, construction and operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                 (f) To the best of Seller's knowledge, in connection with its ownership, construction or operation of the Station, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants,or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 (g) To the best of Seller's knowledge, no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its ownership, construction and operation of the Station or, after due investigation, by any other party on any Real Property.

         3.16 Compliance with Laws. Except with respect to environmental matters which are covered by Section 3.15, Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership, construction and operation of the Station. To the best of Seller's knowledge, neither the ownership or use of the properties of the Station nor the construction, business or operation of the Station conflicts with the rights of any other person or entity.

         3.17 Conduct of Business in Ordinary Course. Subject to the disclosures set forth in Section 3.1, Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                 (a) suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                 (b) made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (c) canceled any debts owed to or claims held by Seller with respect to the Station, except in the normal and usual course of business;

                 (d) suffered any material write-down of the value of any Assets; or

                 (e) transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.18 Transactions with Affiliates. Seller acquired ownership of the Station from Massachusetts Redevelopment Corporation, and as part of such acquisition, Massachusetts Redevelopment Corporation transferred certain Contracts to Seller. Massachusetts Redevelopment Corporation is not entitled to any compensation from Seller for the conveyance described herein. Other than the foregoing, Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the construction or business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.19    Broker.    Neither Seller nor any person acting on Seller's
behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.20 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

         3.21 Hart-Scott-Rodino. Michael L. Parker "holds" more than 50% of the voting securities of Seller, and he is "controlled" by no other person (as these terms are defined in 16 CFR Section 801.1). Accordingly, Mr. Parker is an "ultimate parent entity" with respect to Seller, as that term is defined in 16 CFR Section 801.1(a)(3). The "total assets" of Mr. Parker and each entity that he controls, as (i) stated on his most recent, regularly prepared balance sheet dated June 30, 1996; and (ii) determined in accordance with 16 CFR Section
801.1 were less than 10 million. Neither Seller, Mr. Parker nor their Controlled Entities is "engaged in manufacturing" as that term is defined in 16 CFR Section 801.1.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and at Closing will be duly qualified to conduct business as a foreign corporation in the State of Massachusetts. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

         4.6 Oualification as Licensee. To the best of Buyer's knowledge, Buyer is not aware of any facts which would, under present law (including the Communications Act of 1934, as amended, and present rules, regulations, policies and practices of the FCC), form the basis for a determination by the FCC that Buyer is not qualified to become the licensee of the Station, the assignee of the FCC Licenses, and the owner and/or operator of the Station's Assets, and Buyer will not take, or unreasonably fail to take, any action which would cause non-qualification. In the event Buyer becomes aware of any facts or circumstances which might cause such non-qualification, it will promptly notify Seller in writing thereof and use its commercially reasonable efforts to prevent and/or cure any such non-qualification or disqualification.

SECTION 5. CONSTRUCTION AND OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall (i) take all actions required to complete, as expeditiously as possible, the construction of the Station in accordance with the terms of the Licenses, pursuant to the Construction Permit of the Station (FCC File No. BPCT-951005KF, granted June 12, 1996) as modified pursuant to Amendment dated September 10, 1996 of Application for New Auxiliary Transmitter/Antenna Facility (FCC File No. BPCT-96071OKK) which Amendment is attached hereto as Schedule 5.2 (the "Modified Construction Permit") and (ii) operate the Station diligently in the ordinary course of business (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5; provided, that Seller shall not be obligated to construct or operate the Station except to the extent such construction or operation is at the expense of Buyer.

         5.2 Contracts. Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.3 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the construction, business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.4 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.5 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. The parties hereto recognize that under
Section 312(g) of the Communications Act of 1934, as amended, the FCC Licenses will automatically expire if the Station is not on the air by February 9, 1997. The parties further recognize that Buyer has the right to terminate this Agreement under Section 9.2(g) if the Station has not resumed broadcast operations prior to February 9, 1997. Seller shall prosecute with due diligence any applications made to any governmental agencies for the Bridgewater Site and the West Bridgewater Site and any other applications to any governmental authority made in connection with the construction or operation of Station.

         5.6 Rights. Seller shall not waive any right relating to the Station or any of the Assets. Seller shall not cause, by any act or failure to act, any cable system located within the Station's Area of Dominant Influence to refuse to carry the Station's signal. At the expense of Buyer, Seller shall demand prior to October 1, 1996 or prior to the date the Station begins on-air operation mandatory carriage of the Station's signal on all cable systems located within the Station's Area of Dominant Influence. Buyer shall provide Seller with letters to such cable systems that Seller shall use to make such demand.

         5.7 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.8 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.5 and the engineering study described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.9 Maintenance of Assets. Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in the condition in which said Assets exist as of the date of this Agreement (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance in all material respects with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their condition as of the date of this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed. Notwithstanding any other provisions of this Agreement, Seller makes no express or implied warranty of fitness for use, merchantability or condition of any of the Assets except for the representations and warranties set forth in Section 3 of this Agreement.

         5.10 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.11 Consents. Seller shall obtain the Consents and shall use commercially reasonable efforts to obtain the estoppel certificates described in Section 8.2(b), in each case without any change in the terms or conditions of any Contract or License that would be materially less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use its commercially reasonable efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's senior lenders may reasonably request and Seller shall execute and deliver any certificates and confirmations that Buyer's senior lenders may reasonably request.

         5.12 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.13 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the construction, business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in
Section 3 of this Agreement.

         5.14 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the construction, ownership and operation of the Station.

         5.15 Financing Leases. Except to the extent Buyer agrees to assume in writing any such leases at Closing, Seller will satisfy at or prior to Closing all outstanding obligations under any capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

         5.16 Preservation of Business. Consistent with the representations of Seller set forth in Section 3. 1, Seller shall use its best efforts to preserve the business and organization of the Station, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date.

         5.17 Personnel Recommendations. In the event that personnel positions become available at the Station, Seller shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to receipt of the prior consent and approval of the FCC.

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within ten days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose, to the extent that a reasonable basis for objections exists in law or fact consistent with Rule 11 of the Federal Rules of Civil Procedure, any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under
Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

                 (b) If any damage or destruction of the Assets or any other event occurs which (i) prevents the commencement of broadcast operation of the Station prior to February 9, 1997 or (ii) following the Station's commencement of broadcast operation, (A) causes the Station to cease broadcasting operations for a period of three or more days or (B) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (i) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (ii) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable.

         6.6 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the construction, operations or equipment of the Station, Buyer shall so notify Seller as soon as practicable.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation to agree to any material adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. If applicable, the Bulk Sales law of the State of Massachusetts shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of Seller or Buyer to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

         6.9 Tax Filings. Seller shall continue to file all applicable Massachusetts tax returns with respect to the Station in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.10 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.11 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television station assets.

         6.12 Noncompetition Agreement. At Closing, Buyer and Seller shall enter into a Noncompetition Agreement in the form of Schedule 6.12 and $300,000 of the Purchase Price shall be allocated to the covenants of Seller set forth therein on the Closing Date.

         6.13    Commencement of Broadcast Operations.

                 (a) At the expense of Buyer, Seller shall take all actions reasonably requested by Buyer for the Station to resume broadcast operations on or prior to the Closing Date, including, without limitation, entering into contracts, ordering and installing equipment and building and constructing or causing to be built or constructed any necessary facilities or structures. Seller shall consult with Buyer prior to taking any material action in connection with the construction of the Station and shall consider Buyer's recommendations in connection therewith. Buyer shall have access at all times to the assets, properties and facilities of the Station in order to inspect the construction and condition of the Station. Buyer shall cooperate with Seller to enable the Station to resume broadcast operations.

                 (b) Seller shall use its best efforts to obtain all Licenses necessary for the Station to resume broadcast operations and to operate the Station from the West Bridgewater Site. Seller shall use its best efforts to obtain prior to Closing any necessary consents to transfer such Licenses to Buyer at Closing. Seller is a party to a lease with respect to each of the West Bridgewater Site (the "West Bridgewater Site Lease") and the Bridgewater Site (the "Bridgewater Site Lease" and together with the West Bridgewater Site Lease, the "Leases") which are described more fully on
Schedule 3.6. Such leases are in full force and effect on the date hereof and Seller shall keep such Leases in full force and effect at all times until the Closing. Such Leases shall be included among the Assumed Contracts and Seller shall deliver Consents and estoppel certificates with respect thereto.

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
           AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that would have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

                 (h) Commencement of Broadcast Operations. Seller shall have completed the construction of the Station pursuant to the Modified Construction Permit and Seller shall have commenced broadcast operations pursuant to Program Test Authority (provided that Seller shall not be required to have obtained a License from the FCC to cover the Modified Construction Permit). Seller shall have obtained all of the Licenses which are necessary for the Station to resume such broadcast operations and for the Station to transmit its programming from the West Bridgewater Site at the full power authorized by the FCC's grant of licenses resulting from the application for the Modified Construction Permit and Seller shall have obtained all necessary Consents for the transfer of the Licenses to Buyer at Closing. The West Bridgewater Site Lease shall be in full force and effect in accordance with its terms and there shall be no default thereunder and Seller shall have obtained any necessary consent for the transfer of such lease to Buyer at Closing.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8. CLOSING AND CLOSING DELIVERIES

         8.1     Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order, subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                 (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

                 (b)      Estoppel Certificates.  To the extent required by
Section 5.11, estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property, including, without limitation, the Leases;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent (other than the FCC Consent) and evidence reasonably satisfactory to Buyer that the FCC Consent has been obtained;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of the managing member of Seller, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Tax, Lien. and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Massachusetts as well as the records of those counties in Massachusetts in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its construction or operations;

                 (g) Qpinion of Counsel. An Opinion of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(g) hereto; and

                 (h) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.12, duly executed on behalf of Seller.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.3;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Qpinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                 (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.12 duly executed by Buyer.

SECTION 9. TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by May 1, 1997.

                 (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred by May 1, 1997.

                 (d) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in Section 6.5, at least 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (e) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the proposed operations of the Station, as indicated in the engineering study described in Section 6.6, at least 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date.

                 (f) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

                 (g) If the Station has not commenced broadcast operations by a date that makes it reasonably likely that the Station will be unable to resume broadcast operations prior to February 9, 1997.

      9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of $250,000 pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of $250,000 is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of $250,000 in accordance with the Escrow Agreement. All such funds deposited with the

Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (b) If this Agreement is terminated pursuant to Section 9.1 or
9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach.of this Agreement, then $250,000 of the amount held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of six months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                 (d) Any and all losses, liabilities, or damages resulting from the operation, ownership or construction of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) The indemnifications rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant. Nothing contained in this Section 10.4(e) shall cause any party hereto to have recourse directly against the shareholders, directors, officers, and representatives of the other party.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of any fees payable to the Escrow Agent and all filing fees required by the FCC in connection with the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in Washington, D.C. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or
(iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:             Massachusetts Redevelopment Limited Liability Company
                          22720 S.W. 410th Street
                          Enumclaw, Washington 98022
                          Attention: Micheal Parker, President

With a copies to:         Irving Gastfreund, Esq.
                          Kaye, Scholer, Fierman, Hays & Handler, L.L.P.
                          901 15th Street, N.W.
                          Suite 1100
                          Washington, D.C. 20005
                                  and
                          Nicholas LePore, Esq.
                          Schnaeder, Harrison, Segal & Lewis
                          1600 Market Street
                          Suite 3600
                          Philadelphia, PA 19103-4252

If to Buyer:              Channel 46 of Boston, Inc.
                          14444 66th Street, North
                          Clearwater, Florida 34624
Attention:                James L. West

With a copy to:  Jeffrey L. Timmons, Esq.
                 Irwin, Campbell & Tannenwald, P.C.
                 1730 Rhode Island Ave., N.W.
                 Suite 200
                 Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval in which event Buyer shall remain liable hereunder and Buyer may collaterally assign its rights and interests hereunder to its senior lenders without seeking or obtaining Seller's prior approval. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance, Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public, announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                   BUYER:

                                   CHANNEL 46 OF BOSTON, INC.

                                   By: /s/ James L. West
                                      ---------------------------
                                      Name: James L. West
                                      Title: Chairman

                                   GUARANTOR OF PERFORMANCE OF
                                   BUYER:

                                   PAXSON COMMUNICATIONS
                                   CORPORATION


                                   By: /s/ William L. Watson
                                      ---------------------------
                                      Name:
                                      Title:

                                   SELLER:

                                   MASSACHUSETTS REDEVELOPMENT
                                   LIMITED LIABILITY COMPANY

                                   By: /s/ Michael L. Parker
                                      ---------------------------
                                      Name: Michael L. Parker
                                      Title: Manager

                                  Schedule 2.2
                      Excluded Assets and Choses in Action


         Massachusetts Redevelopment Limited Liability Company excludes the following assets and choses in action from the Asset Purchase Agreement:

              1.      Townsend broadcast transmitter.

              2. Cause of action against the City of Bridgewater and certain individuals, sounding in tort and statutory violations, known as Massachusetts Redevelopment Company v. Paul Sullivan, et al., Land Court No. 225489.

                                  Schedule 3.4
                      Consents Required by Seller to Close


FCC Consent

         Massachusetts Redevelopment Limited Liability Company requires no other consents, within the meaning of Section 3.4 of the Asset Purchase Agreement, in order to close the transaction, except for the grant by the FCC of the pending application for renewal of license of WHRC(TV) and except for the grant of the modification application (FCC file No. BPCT-960710KK) described in Schedule 3.5

                                  Schedule 3.5
                                    Licenses



         Massachusetts Redevelopment Limited Liability Company holds the following licenses and permits:

                 1. License to operate Commercial Television Station WHRC(TV), Norwell, Massachusetts, issued by Federal Communications Commission. However, the application for renewal of licenses of Television Station WHRC(TV) is presently pending before the FCC.

                 2. Construction Permit No. BPCT-951005KF, issued June 12, 1996, by the Federal Communications Commission. However, presently pending before the FCC is an application (FCC File No. BPCT-960710KK) for modification of that construction permit.

                                  Schedule 3.6
                            Real Property Interests


         Massachusetts Redevelopment Limited Liability Company has only the following interests in real property:

                 1. Non-exclusive lease between Massachusetts Redevelopment Limited Liability Company and Queensferry Realty Trust to install, maintain and operate (a) transmission and antenna equipment on television channel 46; (b) two microwave transmitters, antennas and receivers operating at frequencies assigned pursuant to
         Part 74 of the Federal Communications Commission ("FCC") Rules; and
         (c) two receive-only earth stations receiving signals transmitted at frequencies assigned by the FCC in the Domestic Satellite Service; and transmitting equipment, an electrical generator mounted on a pad, and other accessory equipment at the Trust's radio tower and/or building and equipment shelter located in West Bridgewater, Plymouth County, Massachusetts.

                 2. Non-exclusive tower license agreement between Massachusetts Redevelopment Limited Liability Company and BDS/GATX Limited Partnership I to install, maintain and operate a transmission and antenna equipment on television channel 46 and accessories on a 1,049 AMSL tower in Bridgewater, Plymouth County, Massachusetts.

                                  Schedule 3.7
                           Tangible Personal Property


         Massachusetts Redevelopment Limited Liability Company is conveying the following tangible personal property pursuant to the Asset Purchase Agreement:

                  One (1) BASC Model SC-15 Channel 46 antenna

together with any additions to the tangible personal property between the date of the Asset Purchase Agreement and the Closing Date.

                                  Schedule 3.8
                                   Contracts



         Massachusetts Redevelopment Limited Liability Company has no contracts other than the real property interests set out in Schedule 3.6 and the policy of insurance set out in Schedule 3.10. Buyer will assume at Closing the real property interests set out in Schedule 3.6 but will not assume the policy of insurance set out in Schedule 3.10.

                                 Schedule 3.10
                               Insurance Policies


        Massachusetts Redevelopment Limited Liability Company has comprehensive insurance coverage for its assets pursuant to a policy of insurance with Chubb Group, through agent KDN/Lancaster Corp., Policy No. 35312679, issued April 5, 1996, and expiring April 5, 1997.

                                  Schedule 5.2


                                   KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                                     A New York Limited Liability Partnership
                                              THE McPHERSON BUILDING
     425 Park Avenue                  901 Fifteenth Street N.W., Suite 1100                Nine Queen & Road Central
  New York, NY 0022-3598                   Washington, D.C.  20005-2327                           852-2845-4949
     Fax 212 836-6680                           ------------------                             Fax 852-2845-3662
        ----------                                (202) 682-3500
 999 Avenue of The Stars                        Fax (202) 682-3580                             Irving Gastfreund
        Suite 600                                                                                (202) 682-3526
Los Angeles, CA 90067-6048
         758-1000                                                                           Internet E-Mail Address
     Fax 01 788-1200                                                                           rvgQuxnetcomm.com
        ----------


                                    September 10, 1996



Mr. William F. Caton
Acting Secretary
Federal Communications Commission
1919 M Street, NW
Washington, D.C. 20534

       Re:    Television Station WHRC(TV)
              Channel 46, Norwell, Massachusetts
              Application for New Auxiliary Transmitter/
              Antenna Facility
              (FCC File No. BPCT-96071OKK)

Dear Mr. Caton:

         Submitted herewith for filing, on behalf of our client Massachusetts Redevelopment Company, licensee of Television Station WHRC(TV), Channel 46, Norwell, Massachusetts, are an original and two copies of an amendment to its above-referenced pending application (File No. BPCT-960710KK) to construct a new auxiliary antenna/transmitter facility for Television Station WHRC(TV), Norwell, Massachusetts.

         Please direct any inquiries concerning this submission to the undersigned.

                                        Respectfully submitted,

                                        KAYE, SCHOLER, FIERMAN, HAYS &
                                        HANDLER, LLP


                                        By:  /s/ Irving Gastfreund
                                           ---------------------------------
                                              Irving Gastfreund



Enclosures

                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP

Mr. William F. Caton
September 10, 1996
Page 2


cc (w/encl.)     Clay Pendarvis, Esq.
                 Chief, Television Branch
                 Video Services Division
                 Mass Media Bureau
                 Federal Communications Commission
                 1919 M Street, NW, Room 702
                 Washington, D.C. 20554

                 David Bennett
                 Supervisory Engineer
                 Television Branch
                 Video Services Division
                 Mass Media Bureau
                 Federal Communications Commission
                 1919 M Street, NW, Room 702
                 Washington, D.C. 20554

                 Roxanne Harris
                 Television Branch
                 Video Services Division
                 Mass Media Bureau
                 Federal Communications Commission
                 1919 M Street, NW, Room 702
                 Washington, D.C. 20554

                 Doris McGhee
                 Television Branch
                 Video Service Division
                 Mass Media Bureau
                 Mail Stop 1800E1
                 Federal Communications Commission
                 1919 M Street NW
                 Washington, D.C. 20554

                                   AMENDMENT




Mr. William F. Caton
Acting Secretary
Federal Communications Commission
1919 M Street, NW
Washington, D.C. 20554

       Re:    Television Station WHRC(TV)
              Channel 46, Norwell, Massachusetts
              Application for New Auxiliary Transmitter/
              Antenna Facility
              (FCC File No. BPCT-960710KK)

Dear Mr. Caton:

         On July 10, 1996, an application, on FCC Form 301. for minor modification of the authorized technical facilities of Television Station WHRC(TV), Channel 46, Norwell, Massachusetts, to construct a new auxiliary transmitter/antenna facility for the station, was tendered for filing with the Commission on behalf of Massachusetts Redevelopment Company, licensee of WHRC(TV). That application is hereby amended by submission of the annexed materials.

                                        Respectfully submitted,

                                        MASSACHUSETTS REDEVELOPMENT COMPANY


                                        By: /s/ Michael L. Parker
                                           -----------------------------------
                                           Michael L. Parker
                                           President





Date: September 6, 1996
      ----------------------------

                                   AMENDMENT

         The pending application (File No. BPCT-96071OKK) of Massachusetts Redevelopment Company, licensee of Television Station WHRC(TV), Channel 465, Norwell, Massachusetts, for a minor modification of the authorized technical facilities of Television Station WHRC(TV) to construct a new auxiliary antenna transmitter facility for the station is hereby amended as follows:

         1. Amend the application in all respects to reflect that the purpose of the application is no longer to seek authority to construct a new auxiliary antenna transmitter facility but, rather, to seek authority for a minor modification of the underlying WHRC(TV) construction permit (File No. BPCT-951005KF, granted June 12, 1996). For convenience, a copy of that construction permit is annexed hereto as Exhibit 1.

         As explained in the August 12, 1996 amendment filed by Massachusetts Redevelopment Company with respect to the instant application, Massachusetts Redevelopment Company has been in the midst of attempting to obtain all local zoning and other local regulatory approvals to expeditiously construct the modified WHRC(TV) main antenna transmitter facility at the newly authorized transmitter site specified in the annexed construction permit (File No. BPCT-951005KF). However, as shown in the aforementioned amendment, the process of obtaining local zoning and other local regulatory approvals has not yet been completed and may yet take a significant amount of additional time.

         Unfortunately, however, Massachusetts Redevelopment Company simply does not have an unlimited amount of time within which to restore broadcast operations by WHRC(TV). On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996, Pub. L. No. 104-104, 110 Scat. 56 (1996).
Section 403(1) of the Telecommunications Act of 1996 added a new Section 31 12(g) to the Communications Act of 1934, as amended, under which a broadcast station's license will automatically expire upon the station's failure to broadcast for a consecutive 12-month period, notwithstanding any provision, term or condition of a license to the contrary.

         In Implementation of Section 403(1) of the Telecommunications Act of 1996 (Silent Station Authorization - FCC Red ___, FCC 96-218 (released May 17,
1996), the Commission adopted rules to implement the new Section 312(g) of the Communications Act. In this regard, the Commission held that, with respect to stations which were off the air prior to February 8, 1996 (such as WHRC(TV)), the commencement date of the 12-month period which triggers license expiration under Section 312(g) of the Communications Act would be February 8, 1996. Id., slip op. at 2, p.5.

         In short, under the rules and procedures adopted by the Commission in Implementation of Section 403(1) of the Telecommunication Act of 1996 (Silent Station Authorizations), supra the license for Television Station WHRC(TV) will automatically expire as of February 9, 1997, by virtue of the force of new
Section 312(g) of the Communications Act, if, for any reason, WHRC(TV) has not resumed broadcast operations by that date. Public Notice entitled,

"Procedures Announced For Expedited Processing of Applications Filed By Silent Broadcast Stations", -- FCC Red ___, DA 96-818 (released May 22, 1996).

         In light of the delays which inevitably will occur in obtaining local zoning and other local regulatory approvals to construct WHRC(TV)'s main transmission facilities at the station's new transmitter site, it is by no means certain that WHRC(TV) will be able to complete construction and resume broadcast operations with program test authority with the station's main transmission facilities by February 9, 1996. Moreover, since cold weather and freezing conditions in the winter months in New England virtually preclude construction of a new broadcast tower, in order for WHRC(TV) to have any hope of completing construction and of resuming broadcast operations by February 9, 1997, construction of the station's new main transmission tower would have to be completed by September or October. Unfortunately however, this is not a realistically feasible timetable.

         In light of the foregoing, Massachusetts Redevelopment Company had concluded that the most expeditious way to restore broadcast operations by WHRC(TV) (and thereby to avoid the possibility of automatic loss of the station's license for failure to resume broadcast operations by February 9,
1997), was to construct an auxiliary antenna/transmitter facility on an existing tower and to resume broadcast operations on WHRC(TV) from the auxiliary technical facilities as expeditiously as possible, while proceeding expeditiously to obtain all required local zoning and other regulatory approvals in connection with the WHRC(TV) main antenna/transmitter facilities and to construct and operationalize those facilities as expeditiously as possible. Toward that end,

Massachusetts Redevelopment Company Cited its instant application for a new auxiliary antenna/transmitter facility on July 10, 1996.

         However, based on informal discussions held recently with key members of the Commission's staff. Massachusetts Redevelopment Company has now concluded that the most expeditious way to restore broadcast operations by WHRC(TV) (and thereby to avoid the possibility of automatic loss of the station's license for failure to resume broadcast operations by February 9,
1997), is to amend its instant application so as to seek authority, not for a new auxiliary antenna/transmitter facility, but, rather, to modify the annexed WHRC(TV) construction permit (File No. BPCT-951005KF, granted June 12, 1996) so as to seek authority to construct the main WHRC(TV) antenna/transmitter facilities in accord with the technical specifications set forth in the instant application. Immediately upon Want of this application, Massachusetts Redevelopment Company intends to embark on the construction of the station's main technical facilities at the new transmitter site as specified in the instant application. Once the station has been constructed with the modified technical facility, Massachusetts Redevelopment Company intends to operationalize the station expeditiously pursuant to Program Test Authority.

         Once the station is operational -- hopefully well before the February 9, 1997 statutory deadline under Section 312(g) of the Communications Act - Massachusetts Redevelopment Company intends to apply for a modification of license for WHRC(TV) to relocate the station's main antenna/transmitter facility from the transmitter site specified in the instant application to the transmitter site specified in the annexed WHRC(TV) construction permit (File No. BPCT-951005KF).

                                                                       EXHIBIT 1

                                  [   ?   ]

                      FEDERAL COMMUNICATIONS COMMISSION

                         TELEVISION BROADCAST STATION
                             CONSTRUCTION PERMIT


                                                  Authorizing Official
Official Mailing Address:
------------------------                          ---------------------
                                                  Clay C. Pancarvis
MASSACHUSETTS REDEVELOPMENT COMPANY               Chief TV Branch
[?]   420TH STREET                                Video Services Division
ENEMCLAW, WA  98022                               Mass Media Bureau

                                                  Grant Date:  6/12/96

Call Sign:  WHRC                                  This permit expires 3:00 a.m.
                                                  local time.  24 months after
                                                  grant date specified above.

Permit File No.: BPCT-951005KF



Subject to the provisions of the Communications Act of 1934, as amended, subsequent acts and treaties, and all regulations heretofore or hereafter made by this Commission, and further subject to the conditions set forth in this permit, the permittee is hereby authorized to construct the radio transmitting apparatus herein described. Installation and adjustment of equipment not specifically set forth herein shall be in accordance with representations contained in the permittee's application for construction permit except for such modifications as are presently permitted, without application, by the Commission's Rules.

This permit shall be automatically forfeited if the station is not ready for operation within the time specified (date of expiration) or within such further time as the Commission may allow, unless completion of the station is prevented by causes not under the control of the permittee. See Sections 73.3598,
73.3599 and 73.3534 of the Commission's Rules.

Equipment and program tests shall be conducted only pursuant to Sections
73.1610 and 73.1620 of the Commission's Rules.

Name of Permittee:

    MASSACHUSETTS REDEVELOPMENT COMPANY

Station Location:

         Ma-Norwell

Frequency (MHz):  662.0-668.0


FCC Form 352-A October 21, 1985                                      Page 1

[           ?          ]

[           ?          ]

[           ?          ]

Transmitter Location Access or description

        West side of Becirrd Street   Rte. 23/23, 2.3 km south of Flagg Street.
        Approximately 3.5 km south of Bridgewater, Paymounth County, MA.

Transmitter:  Type Accepted.  See Sections 73.1660, 73.1665 and 73.1655
              of the Commission's Rules.

Antenna type:  (directional or non-directional): Directional

        Description:  DIELECTRIC FLP32-B

        Beam Tile: 0.50 Degrees Electrical

        Major lobe directions (degrees true): 340.0

Antenna Coordinates:  North Latitude:   41   56   55
                      West Longitude:   70   58   15

Transmitter output power..............:  As required to achieve authorized ERP

Maximum effective radiated power (PEAK):  2450.0 kW
                                       :  33.9 DBK

Height of radiation center above ground ........:       301 Meters

Height of radiation center above mean sea level.:       310 Meters

Height of radiation center above average terrain:       291 Meters

Overall height of antenna structure above ground
     (including obstruction lighting if any)....:       311 Meters


Obstructions marking and lighting specifications for antenna structure:

It is to be expressly understood that the issuance of these specifications is in no way to be considered as precluding additional or modified marking or lighting as may hereafter be required under the provisions of Section 303(q) of the Communications Act of 1934, as amended.

 PARAGRAPH 03.0,  FCC FORM 715 (APRIL 1985):
There shall be installed at the top of the structure one 300 m/m electric code beacon equipped with two 620- or 700-watt lamps (PS-40, Code Beacon type), both lamps to burn simultaneously, and equipped with aviation red color filters. Where a rod or other construction of not more than 20 feet in height and incapable of supporting this


FCC Form 352-A October 21, 1985                                   Page 2

[           ?          ]






 PARAGRAPH     , FCC FORM    (APRIL 1985):
[           ?          ]







 PARAGRAPH 15.0, FCC FORM 715   (APRIL 1985):
On levels at approximately five-sixths, one-half and one-sixth of the average height of the tower, at least one 116- or 125-watt lamp. All the enclosed in an aviation red obstruction light globe shall be installed on each outside corner of the structure.

  PARAGRAPH A . . FCC FORM 715 (APRIL 1985):
All lighting shall burn continuously or shall be controlled by a light sensitive service adjusted so that the lights will be turned on at a north sky light intensity level of about 35 foot candles and turned off at a north sky light intensity level of about 58 foot candles.

 PARAGRAPH 22.0, FCC FORM 715 (APRIL 1985):
During construction of an antenna structure, for which obstruction lighting is required, at least two 116- or 125-watt lamps (A21/TS) enclosed in aviation red obstruction light globes, shall be installed at the uppermost point of the structure. In addition, as the height of the structure exceeds each level at which permanent obstruction lights will be required, two similar lights shall be displayed nightly from sunset to sunrise until the permanent obstruction lights have been installed and placed in operation, and shall be positioned so as to ensure unobstructed visibility of at least one of the lights at any normal angle of approach. In lieu of the above temporary warning lights, the permanent obstruction lighting fixtures may be installed and operated at each required level as each such level is exceeded in height during construction.

 PARAGRAPH A. . FCC FORM 715-A (MAY 1985):
There shall be installed at the top of the antenna structure a white [?] discharge non-directional light which conforms to FAA,FCC specifications L-956, High Intensity Obstruction Lighting Systems. This light shall be mounted on the highest point of the structure. If the antenna on other appurtanance at its highest point is incapable of




FCC Form 352-A October 21, 1985                                    Page 3

[           ?          ]


 PARAGRAPH      , FCC FORM      (MAY 19   ):
[           ?          ]  The complement of units shall admit a white [?]
intensity light and produce an effective intensity of not [    ?       ]
daytime uniformly about the antenna structure in the additional plane. The effective intensity shall be reduced to approximately 20,000 candelas at twilight, and to approximately 4,000 candelas at night. The light units shall be mounted in a manner to ensure unobstructed viewing from aircraft at any normal angle of approach, so that the effective intensity of the full beam is not impaired on any structural member of the skeletal framework. The units will normally be adjusted so that the center of the beam is in the horizontal plane.

 PARAGRAPH D . ,  FCC FORM 715-A (MAY 1985):
At the approximate one-third and two-thirds levels of the skeletal tower there shall be installed three or more high intensity light units when conform to FAA/DOD Specficiations L-856, High Intensity Obstruction Lighting Systems. The complement of units shall emit a white high intensity light and produce an effective intensity of not less than 200,000 candelas (daytime) uniformly about the antenna structure in the horizontal plane. The effective intensity shall be reduced to approximately 20,000 candelas at twilight, and to approximately 4,000 candelas at night. The light units shall be mounted in a manner to ensure unobstructed viewing from aircraft at any normal angle of approach, so that the effective intensity of the full beam is not impaired by any structural member of the skeletal framework. The normal angular adjustment of the beam canters above the horizontal shall be two degrees at the one-third level and one degree at the two-thirds level.

 PARAGRAPH 5. , FCC FORM 715-A (MAY 1985):
All lights shall be synchronized to flash simultaneously at 40 pulses per minute. The light system shall be equipped with a light sensitive control device which shall face the north sky and cause the intensity steps to change automatically when the north sky illumination on a vertical surface is as follows:
  1. Day to Twilight: Shall not occur before the illumination drops to 60 footcandles, but shall occur before it drops to 30 footcandles.
  2. Twilight to Night: Shall not occur before the illumination drops to 5 foot candles but shall occur before it drops to 2 footcandles.
  3. Night to Day: The intensity changes listed in 1. and 2. above


FCC Form 352-A October 21, 1985                                    Page 4

[           ?          ]

[           ?          ] NOTE:  If battery operated, the batteries should be
replaced or recharged at regular intervals to preclude failure during operations.

Above marking specifications in accordance to paragraphs A,B,C,H,I of FCC Form 715A (Day) and paragraphs 3,6,13,21,22 of FCC Form 715 (Night) - Dual Lighting. Paragraph A modified to require use of L-865 medium intensity lights in lieu of L-856.

Special operating conditions or restrictions:

   None Required

                                          *** END OF AUTHORIZATION ***






FCC Form 352-A October 21, 1985                             Page 5

                                 SCHEDULE 6.12

                            NONCOMPETITION AGREEMENT

This NONCOMPETITION AGREEMENT is dated as of _____________ ____, 1996, by and among Channel 46 of Boston, Inc., a Florida corporation ("Buyer"), Massachusetts Redevelopment Limited Liability Company, a Delaware limited liability company ("Seller"), and Micheal L. Parker, an individual (the "Principal" and together with Seller, individually, a "Restricted Party" and collectively, the "Restricted Parties").

                                R E C I T A L S:

         A. Buyer and Seller have entered into an Asset Purchase Agreement dated as of September 1996 (the "Purchase Agreement"), pursuant to which Buyer agreed to purchase from Seller substantially all of the assets (the "Assets") that are used or useful in the business and operation of television station WHRC(TV), Norwell, Massachusetts (the "Station").

         B. The Principal is a principal of Seller and will derive substantial benefit from the closing of the Purchase Agreement.

         C. The agreement of the Restricted Parties to deliver this Noncompetition Agreement was a material inducement to Buyer in entering into the Purchase Agreement, and the delivery of this Noncompetition Agreement by the Restricted Parties was a condition to Buyer's obligation to purchase the Assets.

         D. Buyer, as the owner of the Station, desires to preclude the Restricted Parties from competing against it during the term of this Agreement.

                                   AGREEMENT

         In consideration of the above recitals and the covenants and agreements set forth in this Agreement, the parties agree as follows:

SECTION 1. COVENANT

         Each Restricted Party hereby covenants and agrees that for a period of three years after the date of this Agreement, neither such Restricted Party nor any entity controlled by such Restricted Party (an "Affiliate") will, without the prior written consent of Buyer, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, consultant, advisor, or otherwise with, or render any services to any business or organization any part of which engages in the business of full power television broadcasting through any television broadcasting station serving or proposing to serve all or any portion of the counties served in whole or in part by the Station.

SECTION 2. COMPENSATION

         As compensation for the covenant of the Restricted Parties not to compete with Buyer, the parties have agreed to allocate $300,000 of the Purchase Price payable under the Purchase Agreement to the covenant of the Restricted Parties not to compete.

SECTION 3. ENFORCEABILITY; REMEDIES

         3.1 Remedies. Each Restricted Party agrees that if such Restricted Party or any Affiliate thereof engages or threatens to engage in any activity that constitutes a violation of the provisions of this Agreement, Buyer shall have the right and remedy to have the provisions of this Agreement specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Agreement would cause immediate irreparable injury to Buyer and that money damages would not provide an adequate remedy at law for any breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

         3.2 Reformation. If any of the provisions or covenants contained in this Agreement are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the court making such determination shall have the power to reduce the duration and/or scope of the provision or covenant, and the provision or covenant in its reduced form shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Agreement in any other jurisdiction.

SECTION 4. MISCELLANEOUS

         4.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to the Restricted Parties:     Micheal L. Parker
                                  Massachusetts Redevelopment Limited
                                  Liability Company
                                  22720 S.W. 410th Street
                                  Enumclaw, WA 98022

With a copies to:                 Irving Gastfreund, Esq.
                                  Kaye, Scholer, Fierman, Hays & Handler, L.L.P.
                                  901 15th Street, N.W.
                                  Suite 1100
                                  Washington, D.C. 20005

                                           and

                                  Nicholas LePore, Esq.
                                  Schnaeder, Harrison, Segal & Lewis
                                  1600 Market Street
                                  Suite 3600
                                  Philadelphia, PA 19103-4252

If to Buyer:                      Channel 46 of Boston, Inc.
                                  14444 66 Street, North
                                  Clearwater, Florida 34624
                                  Attention:  Mr. James West

With a copy to:                   Jeffrey L. Timmons, Esq.
                                  Erwin, Campbell & Tannenwald, P.C.
                                  1730 Rhode Island Ave., N.W.
                                  Suite 200
                                  Washington, D.C. 20036


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 4.1.

         4.2 Benefit and Binding Effect. No party may assign this Agreement without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         4.3 Further Assurances. The parties shall execute any other documents that may be necessary and desirable to the implementation and consummation of this Agreement.

         4.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         4.5 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         4.6 Amendments. This Agreement cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         4.7 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Noncompetition Agreement as of the day and year first above written.

                                           CHANNEL 46 OF BOSTON, INC.



                                           By:
                                               ----------------------------
                                               Name:
                                               Title:

                                           MASSACHUSETTS REDEVELOPMENT
                                           LIMITED LIABILITY COMPANY



                                           By:
                                               ----------------------------
                                               Name:
                                               Title:


                                           --------------------------------
                                           Micheal L. Parker

                                Schedule 8.2(g)
                          Opinion of Seller's Counsel


         Massachusetts Redevelopment Limited Liability Company attaches the following opinion of its counsel:

                      [H. MARVIN MERCER, ESQ. LETTERHEAD]



                                                             _____________, 1996


Channel 46 of Boston, Inc.
14444 66 Street, North
Clearwater, Florida 34624
Attention:  Mr. James West


         Re: Asset Purchase Agreement dated as of ______ ___, 1996 (the "Purchase Agreement"), by and between Channel 46 of Boston, Inc., a Florida corporation ("Buyer"), and Massachusetts Redevelopment Limited Liability Company, a Delaware limited liability company ("Seller").

Ladies and Gentlemen:

         I have acted as counsel for Seller in connection with the transactions contemplated by the Asset Purchase Agreement. This opinion is being delivered to you pursuant to Section 8.2(g) of the Asset Purchase Agreement. All capitalized terms not defined in this opinion shall have the meanings set forth in the Asset Purchase Agreement.

         In rendering this opinion, I have reviewed the following documents:

                 1.       the Asset Purchase Agreement;

                 2. the Bill of Sale of even date herewith from Seller to Buyer;

                 3. the Assignment and Assumption Agreement of even date herewith by and between Buyer and Seller;

Channel 46 of Boston, Inc.
[Date]
Page ____


                 4. the assignments of leasehold interest of even date herewith, by and between Buyer and Seller; and

                 5. the Noncompetition Agreement of even date herewith by and among Buyer, Seller and Michael Parker.

The documents listed in clauses 1 to 5 above shall be referred to herein as the "Transaction Agreements."

         In rendering this opinion, I have also reviewed such other documents, certificates and records as I have deemed necessary or appropriate to render this opinion. In my examination of documents and records I have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with originals of all documents submitted to me as telecopied, certified, photostatic or reproduced copies and the authenticity of all such documents.

         With respect to questions of fact, I have relied, without independent inquiry or verification by me, solely upon (a) the representations and warranties set forth in the Asset Purchase Agreement, (b) representations of officers of Seller and (c) certificates of public officials.

         My opinion is limited to matters arising under the laws of the Commonwealth of Pennsylvania, the Limited Liability Company Act of the State of Delaware and the laws of the United States of America, including the Communications Act of 1934 and the rules and regulations of the Federal Communications Commission (the "FCC"), insofar as such laws apply. I note that the Transaction Agreements by their terms provide that they are to be governed by the laws of the State of Florida. My opinion in paragraph 3 is given as if the Transaction Agreements were to be governed by the laws of Pennsylvania rather than the laws of Florida. I express no opinion whatsoever as to any other laws or regulations or as to laws relating to choice of law principles.

         Based upon the foregoing, subject to the assumptions, limitations and exceptions contained herein, I am of the opinion that:

                 1. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, is qualified to conduct business as a foreign limited liability company in Massachusetts, and is in good standing under the laws of Massachusetts. Seller has all requisite power and authority to execute and deliver the Transaction Agreements and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller thereunder.

Channel 46 of Boston, Inc.
[Date]
Page ___


                 2. The execution, delivery and performance of the Transaction Agreements by Seller have been duly and validly authorized by all necessary actions on the part of Seller and its members.

                 3. The Transaction Agreements have been duly executed and delivered by Seller and each Transaction Agreement constitutes Seller's legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and to limitations on the availability of equitable remedies.

                 4. The execution, delivery and performance by Seller of the Transaction Agreements and the transactions contemplated thereby will not violate, conflict with or cause a default under: (a) any provision of Seller's organizational documents; (b) any statute, law, regulation or rule or any judgment, decree or order binding upon Seller; or (c) to the best of my knowledge, any contract, agreement or commitment to which Seller is a party or by which it is bound.

                 5. To my knowledge, there is no judgment, award, order, writ, injunction, arbitration decision or decree materially and adversely affecting the conduct of the business of the Station or the Assets, or any litigation, proceeding or investigation pending or threatened against Seller relating to the Station or to the transactions contemplated by the Purchase Agreement, except as specifically identified in Attachment A hereto and except for proceedings of general applicability to the broadcast industry.

                 6. Based on my review of information publicly available at the FCC and my internal files and records and inquiry to officers of Seller, I conclude that (a) Seller is the holder of the FCC License and Construction Permit listed in Schedule 3.5 of the Asset Purchase Agreement; (b) said FCC License and Construction Permit are in full force and effect; (c) said FCC License and Construction Permit comprise all of the licenses, permits, and other authorizations required by the FCC for the lawful conduct of the business and operations of the Station in the manner and to the full extent they must be conducted, and (d) the FCC License and Construction Permit are not subject to any condition or requirement, other than conditions or requirements that appear on the face of said authorizations or pertain to the authorizations under generally applicable rules or policies of the FCC. I am not aware of any act or omission by Seller that could reasonably be expected to result in the refusal by the FCC to renew the FCC License for a full term in the normal course upon the timely filing of a complete and properly executed application for renewal and the payment of any applicable filing fee.

Channel 46 of Boston, Inc.
[Date]
Page ___



                 7. To the best of my knowledge based on my review of information publicly available at the FCC and my internal files and records and inquiry to the officers of Seller, the construction, ownership and operation of the Station are in compliance in all material respects with the FCC License and Construction Permit and with applicable law.

                 8. All FCC Consents required to assign the aforesaid FCC License and Construction Permit hereto from Seller to Buyer have been obtained, are in full force and effect and have become Final Orders.

                 9. The Bill of Sale, assignments of leasehold interests and the Assignment and Assumption Agreement delivered by Seller to Buyer at Closing are in form sufficient to convey to Buyer good and marketable title to the Assets free and clear of all claims, liabilities, security interests, mortgages, liens and other encumbrances.

         The information set forth herein is as of the date hereof. I assume no obligation to advise you of changes which thereafter may be brought to my attention. My opinion is based on statutory and judicial decisions in effect at the date hereof, and I do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in my opinion.

         This letter is solely for your information in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement and is not to be quoted in whole or in part or otherwise referred to in any of your financial statements or public releases, nor is it to be filed with any governmental agency or other person without the prior written consent of the undersigned.

                                          Very truly yours,





                                          H. Marvin Mercer, III
                                          Attorney at Law

                                Schedule 8.3(d)

                         Opinion of Buyer's FCC Counsel

                [IRWIN, CAMPBELL & TANNENWALD, P.C. LETTERHEAD]


                          _____________________, 1996



Massachusetts Redevelopment
 Limited Liability Company
22720 S.W. 410th Street
Enumclaw, Washington 98022

Attn:    Michael Parker, President

         Re: Asset Purchase Agreement dated as of September __. 1996, by and between Channel 46 of Boston, Inc. and Massachusetts Redevelopment Limited Liability Company

Ladies and Gentlemen:

         We have acted as communications counsel for Channel 46 of Boston, Inc., a Florida corporation ("Buyer"), in connection with the Asset Purchase Agreement dated September __, 1996, (the "Purchase Agreement"), by and between Buyer and Massachusetts Redevelopment Limited Liability Company ("Seller"), providing for the sale by Seller and the purchase by Buyer of the Assets of Television Station WHRC(TV), Norwell, Massachusetts (the "Station"). This opinion letter is provided to you in accordance with Section 8.3(d) of the Purchase Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.

         For purposes of this opinion, we have made such examination of the Communications Act of 1934, as amended (the "Communications Act"), and the published rules, regulations, orders and policies (collectively, the "Rules") of the Federal Communications Commission (the "FCC") as we have deemed necessary for this opinion. We have also examined copies of the following documents:

         1.      An executed copy of the Purchase Agreement.

         2.      An executed copy of the Assignment and Assumption Agreement.

         3.      An executed copy of the Officer's Certificate of Buyer.

Massachusetts Redevelopment
 Limited Liability Company
__________________, 1996
Page 2



         With respect to certain factual matters relating to this opinion, we have relied upon the above-mentioned documents and certificates, an examination on ________________________, 1996 of public files of the FCC available on that date, and pertinent statements and representations of members of the staff of the FCC relating to the Station. We have not, except as specifically mentioned above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing assets, business or affairs of the Buyer.

         In our examination of the Purchase Agreement and the aforesaid certificates, records, documents, and agreements, we have assumed the genuineness of all signatures, the accuracy, completeness and authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies, and the authenticity of all such latter documents. We also have assumed the accuracy, completeness and authenticity of the foregoing certifications of corporate officers and statements of fact, on which we are relying, and have made no independent investigations thereof. We have not verified the manner in which the Station is now being operated, claim no expertise in that area and, therefore, render no opinion with respect to technical matters.

         For purposes of this opinion letter, we have assumed that (i) the Buyer has all requisite power and authority under all applicable laws, regulations and governing documents to enter into, execute, deliver and perform its obligations under the Purchase Agreement; (ii) the Buyer has duly authorized, executed and delivered the Purchase Agreement; (iii) the Buyer is validly existing and in good standing under the laws of the State of Florida and is authorized to conduct business in the State of Massachusetts; and (iv) the Purchase Agreement constitutes a valid and binding obligation of the Buyer, enforceable against Buyer in accordance with its terms.

         As used in this opinion letter, the phrase "to counsel's knowledge" means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers in the firm who have given substantive legal attention to representation of the Buyer in connection with the Purchase Agreement. In rendering the following opinions we have relied as to factual matters (but not as to legal conclusions) without independent investigation, upon the representations, warranties and certifications made by the Buyer in or pursuant to the Purchase Agreement and upon the Officer's Certificate identified in paragraph 3 above, and no information has come to our attention which would give us knowledge of the inaccuracy of such facts. This opinion is based as to matters of law solely on the Communications Act and the Rules, and we express no opinion as to any other laws, statutes, rules, regulations or ordinances. Our opinion does not address the effect, if any, of any pending legislation or of any pending proceedings before the FCC, or any proceeding before a court to which the Seller is not a party. This opinion is given, and all statements herein are made, in the context of the foregoing.

Massachusetts Redevelopment
 Limited Liability Company
________________, 1996
Page 3



         Based on the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. The FCC has granted its consent to the assignment to Buyer of the FCC Licenses set forth on Attachment A hereto and such consent remains in full force and effect and has become a Final Order.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for use by Seller in connection with the closing under the Purchase Agreement on the date of this letter, and should not be quoted in whole or in part or otherwise be referred to, or be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


                                          Very truly yours,
                                          IRWIN, CAMPBELL & TANNENWALD, P.C.




                                          By:
                                             --------------------------------
                                             Alan C. Campbell, Vice President

                                Schedule 8.3(d)

                                Buyer's Opinion

                            _________________, 1996



Massachusetts Redevelopment
Limited Liability Company
22720 S.W. 410th Street
Enumclaw, Washington 98022
Attention: Micheal Parker, President

         Re: Asset Purchase Agreement dated as of September 1996 (the "Purchase Agreement"), by and between Channel 46 of Boston, Inc., a Florida corporation ("Buyer"), and Massachusetts Redevelopment Limited Liability Company ("Seller").

Ladies and Gentlemen:

         We have acted as special counsel for Buyer in connection with the transactions contemplated by the Purchase Agreement. This opinion is being delivered to you pursuant to Section 8.3(d) of the Purchase Agreement. All capitalized terms not defined in this opinion shall have the meanings set forth in the Purchase Agreement.

         In rendering this opinion, we have reviewed the following documents:

         1.      the Purchase Agreement;
         2. the Assignment and Assumption Agreement, of even date herewith, by and between Buyer and Seller (the "Assumption Agreement" and collectively with the Purchase Agreement, the "Transaction Agreements");
         3. a certificate dated as of ______________, 1996 from the Secretary of State of Florida relating to the good standing of Buyer (the "Good Standing Certificate");
         4. the Articles of Incorporation and the Bylaws of Buyer, each in the form certified to us by the Secretary of Buyer to be true and complete and in effect on the date of this opinion; and

Massachusetts Redevelopment
 Limited Liability Company
___________________1996
Page 2




         5. resolutions of the Board of Directors of Buyer certified to us by the Secretary of Buyer to be true and complete, to have been duly adopted by the Board of Directors of Buyer, and to be in full force and effect (without having been modified or rescinded) on the date of this opinion.

         In rendering this opinion, we have also reviewed such other documents, certificates and records as we have deemed necessary or appropriate to render this opinion. In our examination of documents and records, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as telecopied, certified, photostatic or reproduced copies and the authenticity of all such documents.

         In rendering this opinion, we have also assumed that (i) that all parties to the Transaction Agreements (other than Buyer) are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite power to enter into and perform such Transaction Agreements, (ii) the execution and delivery of the Transaction Agreements have been duty authorized by all necessary action and proceedings on the part of all parties thereto other than Buyer, (iii) the Transaction Agreements have been duly executed and delivered by all parties thereto other than Buyer, and (iv) the Transaction Agreements constitute legal, valid, binding and enforceable obligations of all parties thereto other than Buyer.

         With respect to questions of fact, we have relied, without independent inquiry or verification by us, solely upon (a) the representations and warranties set forth in the Purchase Agreement, (b) representations of officers of Buyer and (c) certificates of public officials.

         This opinion is limited to the law of the District of Columbia and the Florida Business Corporation Act, insofar as such laws apply (collectively, Applicable Law"), except that Applicable Law includes only those laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Transaction Agreements and excludes those set forth in
Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We do not purport to be experts in the laws of the State of Florida, nor are we familiar with judicial

Massachusetts Redevelopment
 Limited Liability Company
_______________________1996
Page 3





interpretations of the laws of Florida or the Florida Business Corporation Act. We have reviewed the text of the Florida Business Corporation Act and applied it to the transactions described herein in light of our knowledge of the law of other jurisdictions. We note that the Transaction Agreements by their terms provide that they are to be governed by the laws of the State of Florida. Our opinion in paragraph 3 is given as if the Transaction Agreements were to be governed by the laws of the District of Columbia rather than the laws of the State of Florida. We express no opinion as to conflicts of law rules, or the laws of any states or jurisdictions other than as specified above. Additional limitations are set forth in the text of the opinion.

         Based upon the foregoing, subject to the assumptions, limitations and exceptions contained herein, we are of the opinion that:

         1. Based solely upon a review of the Good Standing Certificate, Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority under the Florida Business Corporation Act, its Articles of Incorporation and its Bylaws to execute and deliver the Transaction Agreements and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by them.

         2. The execution, delivery and performance of the Transaction Agreements by Buyer have been duly and validly authorized by all corporate actions required to be taken by Buyer under the Florida Business Corporation Act, Buyer's Articles of Incorporation and Buyer's Bylaws.

         3. The Transaction Agreements have been duly executed and delivered by Buyer and constitute its legal, valid and binding obligation, enforceable against Buyer in accordance with their terms, except that (a) such enforcement may be subject to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4. The execution, delivery and performance by Buyer of the Transaction Agreements and the transactions contemplated thereby will not violate or conflict with any provision of Buyer's Articles of Incorporation and By-Laws.

Massachusetts Redevelopment
  Limited Liability Company
_______________________, 1996
Page 4





         The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may thereafter may be brought to our attention. Our opinions are based on statutory provisions and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinions.

         This letter is solely for your information in connection with the consummation of the transactions contemplated by the Purchase Agreement and is not to be quoted in whole or in part or otherwise referred to in any of your financial statements or public releases, nor is it to be filed with any governmental agency or other person without the prior written consent of a member of this firm. This opinion may not be relied upon by any person or entity other than the person to whom it is addressed.

                                   Very truly yours,

                                   [Buyer's Counsel]



                                   By:
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